EXHIBIT 12.1
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)
                                   (unaudited)
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                                                                             Year Ended June 30,            Six Months Ended
                                                 1997        1998        1999       2000        2001       December 31, 2001

Fixed Charges:
Interest expense on indebtedness              $ 27,602    $ 35,805   $ 38,018     $42,179    $ 44,292          $  22,750
Amortization of debt issuance costs              1,089       1,003      1,245       1,306       1,561                824
Capitalized interest                               774       1,322        637         447       4,824              1,698
Interest expense on portion of rent
    expense representative of interest             553       1,282      1,213       1,073       1,225                547
                                              ---------------------------------------------------------------------------

              Total fixed charges             $ 30,018    $ 39,412   $ 41,113     $45,005    $ 51,902          $  25,819
                                              ===========================================================================

Earnings:
Net income (loss) before provision
      for income taxes                          80,253      83,857     70,330      89,117      64,329             (2,021)
Fixed charges per above less
      capitalized interest                      29,244      38,090     40,476      44,558      47,078             24,121
Amortization of capitalized interest                            52        140         182         208                208
                                              ----------------------------------------------------------------------------

Total earnings                                $109,497     $121,999   $110,946   $133,857    $111,615           $ 22,308
                                              ============================================================================

Ratio of Earnings to Fixed Charges                3.6x         3.1x       2.7x       3.0x        2.2x
                                              ===========================================================

Coverge deficiency                                                                                              $  (3,511)
                                                                                                         ==================
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